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                                               Filed Pursuant to Rule 424(b)(4)
                                                    Registration No. 333-102436


                              PROSPECTUS SUPPLEMENT

                      To Prospectus dated January 17, 2003
                             and supplemented by the
                          Prospectus Supplements, dated
     January 29, 2003, January 30, 2003, February 4, 2003, February 5, 2003, February 6, 2003, February 14, 2003, February 19, 2003, February 21, 2003,
     February 24, 2003, February 26, 2003, February 28, 2003, March 4, 2003,
                        March 6, 2003, and April 1, 2003

                                       of

                                  FINDWHAT.COM

     RS Diversified Investment Advisers Special Equity Fund ("RS Diversified") sold the following number of shares of our common stock on the dates and at the per share prices set forth below:

o    9,900 shares on April 3, 2003 at an average price of $10.29 per share.

These sales were effected by Knight Securities, as agents, at commissions of $495.00. Immediately following these sales, RS Diversified beneficially owned 131,458 shares of our common stock.

     SBL Fund Series X ("SBL") sold the following number of shares of our common stock on the dates and at the per share prices set forth below:

o    1,200 shares on April 2, 2003 at an average price of $10.19 per share; and
o    3,000 shares on April 3, 2003 at an average price of $10.29 per share.

These sales were effected by Knight Securities, as agent, at a total commission of $210.00. Immediately following these sales, SBL beneficially owned 32,100 shares of our common stock.

     Security Equity Fund Small Cap Growth Series ("Security Equity") sold the following number of shares of our common stock on the dates and at the per share prices set forth below:

o    900 shares on April 3, 2003 at an average price of $10.29 per share.

These sales were effected by First Albany Corp., as agent, at a total commission of $45.00. Immediately following these sales, Security Equity beneficially owned 11,800 shares of our common stock.



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     RS Smaller Company Growth Fund ("Fund") sold the following number of shares of our common stock on the dates and at the per share prices set forth below:

o    1,600 shares on April 2, 2003 at an average price of $10.19 per share; and
o    5,100 shares on April 3, 2003 at an average price of $10.29 per share;

This sale was effected by Knight Securities, as agent, at a total commission of $335.00. Immediately following these sales, the Fund beneficially owned 185,362 shares of our common stock.

     Integral Capital Partners VI, LP ("Integral") sold the following number of shares of our common stock on the dates and at the per share prices set forth below:

o    49,586 shares on April 4, 2003 at an average price of $10.12 per share; and
o    28,000 shares on April 7, 2003 at an average price of $10.33 per share;

This sale was effected by Goldman Sachs, as agent, at a total commission of $3,879.30. Immediately following these sales, Integral beneficially owned 250,000 shares of our common stock.

     On April 7, 2003, the closing price per share of our common stock on the Nasdaq SmallCap Market was $10.35.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SHARES OR PASSED UPON THE ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

            The date of this Prospectus Supplement is April 8, 2003.